PRICEWATERHOUSECOOPERS
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Report of Independent Accountants

To the Board of Directors and Shareholder of
GMAC Commercial Mortgage Corporation:

We have examined management's assertion, dated February 14, 2005, about GMAC Commercial
Mortgage Corporation's (the "Company's") compliance with its established minimum master servicing policy ("Master Servicing Policy"), which management derived from the Mortgage
Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers
(USAP), as of and for the year ended December 31, 2004 included in the accompanying management assertion (see Exhibit I). Management is responsible for the Company's compliance with the Master Servicing Policy. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination.

Our examination was made in accordance with the standards established by the American Institue of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the Master Servicing Policy and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination of the Company's compliance with the Master Servicing Policy.

In our opinion, management's assertion that, except for instances of noncompliance, the
Company complied with the aforementioned Master Servicing Policy as of and for the year ended
December 31, 2004 is fairly stated, in all material respects.

PricewaterhouseCoopers LLP
February 14, 2005